EXHIBIT (a)(7)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated March 16, 2007 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SUNTERRA CORPORATION

at

$16.00 Per Share

by

DRS ACQUISITION CORP.,

a wholly-owned subsidiary

of

DR RESORT HOLDINGS, LLC

and

an affiliate

of

DIAMOND RESORTS, LLC

DRS Acquisition Corp., a Maryland corporation (the “Offeror”) and wholly-owned subsidiary of DR Resort Holdings, LLC (the “Parent”) and an affiliate of Diamond Resorts, LLC (the “Affiliate”), each a Nevada limited liability company, is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Sunterra Corporation, a Maryland corporation (the “Company”), at a purchase price of $16.00 per Share (or any higher price per Share that is paid in the Offer (as defined below)), net to the seller in cash without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER AND THE WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, APRIL 25, 2007, UNLESS THE OFFER IS EXTENDED PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED MARCH 9, 2007, BY AND AMONG THE OFFEROR, THE AFFILIATE AND THE COMPANY (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “MERGER AGREEMENT”).

The Offer is being made pursuant to the Merger Agreement. Under the terms of the Merger Agreement, following the consummation of the Offer and the payment for all Shares tendered pursuant thereto, and subject to certain conditions described in the Offer to Purchase, the Offeror will merge with and into the Company (the “Merger”) and all then outstanding Shares not otherwise tendered pursuant to the terms of the Offer will be cancelled and converted into the right to receive $16.00 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes.

The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for the Offeror to acquire all Shares not purchased pursuant to the Offer.

If the Offer is successful, the Offeror and the Parent intend to consummate the Merger as promptly as practicable. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of the Parent.

The Company’s Board of Directors has (i) duly and validly authorized and approved the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the holders of Shares; and (iii) recommended that the holders of Shares accept the Offer and tender their Shares in the Offer.

Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Offeror expressly reserves the right, in its sole discretion, to delay the acceptance for payment of any Shares that are tendered in the Offer and amend or terminate the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended from time to time) any of the following conditions has not been satisfied: (i) a number of Shares that, together with (a) any Shares then owned by the Parent, the Offeror, or the Affiliate or any other affiliates of the Parent, and (b) newly-issued Shares the Offeror would be required to purchase from the Company to “top up” (as described below) the Shares purchased in the Offer, represents at least such number of Shares required to effect a short-form merger pursuant to Section 3-106 of Maryland General Corporation Law (the “MGCL”) have been validly tendered in accordance with the terms of the Offer and not properly withdrawn (the “Minimum Condition”), (ii) there has not been any injunction, judgment, ruling, order or decree instituted, issued or entered, or any law enacted, issued, promulgated or enforced, by any governmental authority which restrains, enjoins or prohibits consummation of the Offer or the Merger or makes the consummation of the Offer or the Merger illegal (the “Legal Condition”); and, (iii) none of the following events has occurred: (a) the representations and warranties of the Company set forth in the Merger Agreement are not true and correct, at and as of the expiration of the Offer as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except (I) for changes permitted by the Merger Agreement or (II) where failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a “material adverse effect” (as defined in the Merger Agreement), (b) the Company has breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by the Company prior to the expiration of the Offer, and such breach or failure has not been cured, (c) there has been and is continuing (I) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period of at least five business days or (II) any decline in any of the Dow Jones Industrial Average, the Standard & Poor’s Index of 500 Industrial Companies, the New York Stock Exchange Composite Index or the Nasdaq Composite Index in excess of 25% measured from the close of business on the trading day next preceding the date of the Merger Agreement, or (d) the Merger Agreement has been terminated in accordance with its terms.

In connection with the satisfaction of the Minimum Condition, in the event that the aggregate number of Shares validly tendered and not properly withdrawn as of the expiration of the Offer, when taken together with all the Shares then owned by the Offeror, the Parent, the Affiliate and the other affiliates of the Parent (collectively, the “Base Shares”), equal or exceed at least 80% (or such lower percentage determined by the Company) of the Shares issued and outstanding immediately prior to the consummation of the Offer, the Offeror will purchase (the “Top-Up Purchase”), at a price per share equal to the Offer Price, up to that number of newly-issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the Base Shares, constitutes a sufficient number of Shares necessary to effect a short-form merger under Section 3-106 of the MGCL. The purchase price for the Top-Up Shares will be payable, in cash, cashier’s check, a promissory note by the Offeror to the Company, or any combination thereof, at the Offeror’s election. The foregoing notwithstanding, in no event will the Top-Up Purchase be with respect to a number of Shares in excess of the Company’s then authorized but unissued Shares. Since the only issued and outstanding voting securities of the Company are the issued and outstanding Shares, the purpose of the Top-Up Purchase would be to enable the Offeror and the Company to consummate the Merger using the “short form” merger procedures available under Section 3-106 of the MGCL.

The Offeror may, at its sole discretion, or will, in the event that all conditions to the consummation of the Offer other than the satisfaction of the Minimum Condition have been met, at the request of the Company, extend the Offer (through one or more extensions) up to 70 calendar days (or such later date as agreed to by the parties) from the date of the commencement of the Offer for successive periods of the lesser of 5 business days (or a later date agreed to by the Parent and the Company) or such shorter period as the Company and Parent may agree is necessary for the condition to the consummation of the Offer to be satisfied. In addition, the parties will extend the Offer for any period as may be required by any rule, regulation, interpretation or position of the SEC that is applicable to the Offer. The Offeror does not anticipate that a subsequent offering period will be provided.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to the Mellon Investor Services LLC (the “Depositary”) of the Offeror’s acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”), (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees, and (iii) any other documents required by the Letter of Transmittal.

Shares that are tendered in the Offer may be withdrawn at any time prior to 5:00 P.M., New York City time, on Wednesday, April 25, 2007, or such later date, if any, to which the expiration of the Offer has been extended. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an “eligible institution,” the signatures on the notice of withdrawal must be guaranteed by an eligible institution.”

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase, the related Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Company’s Board of Directors and the reasons therefor) contain important information. Stockholders should carefully read these documents in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Offeror’s expense. Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street

10th Floor

New York, NY 10004

Bank and Brokerage Firms Call Collect: (212) 440-9800

All Others Please Call Toll Free: (800) 849-5329

The Dealer Manager for the Offer is:

UBS Securities, LLC

1999 Avenue of the Stars

Suite 3400

Los Angeles, CA 90067

Telephone: (888) 655-0213

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